Exhibit 99



          Warner Insurance Services, Inc. 17-01 POLLITT DRIVE, FAIR LAWN, NJ 07410 / 201 794-4800


                                                  FOR INFORMATION CONTACT:

                                                  ALFRED J. MOCCIA

                                                  PRESIDENT



          FOR:  WARNER INSURANCE SERVICES, INC.


                           WARNER INSURANCE SERVICES, INC.
                 ANNOUNCES STOCK AND WARRANTS PURCHASE AND LICENSING
                  TRANSACTION WITH SOFTWARE INVESTMENTS LIMITED AND
                          CARE CORPORATION LIMITED AS WELL AS
                 SETTLEMENT WITH CLARENDON NATIONAL INSURANCE COMPANY
                ------------------------------------------------------


          Fair Lawn, NJ - April 3, 1996 -- Warner Insurance Services, Inc. ("Warner") announced today that it has entered into a series of transactions with Software Investments Limited ("SIL") and Care Corporation Limited ("Care") which involve:

                    (i) the sale by Warner to SIL of 1,000,000 shares of Warner Common Stock for $2.00 per share, the proceeds of which will be used for working capital;

                    (ii) the sale by Warner to SIL of 412,758 shares of Warner Common Stock at $2.00 per share and the sale by Warner to SIL, at $1.00 per warrant, of five-year warrants to purchase an aggregate of 196,875 shares of Warner Common Stock at $2.00 per share. These funds, aggregating $1,022,391, will be used to fund Warner's settlement with Clarendon National Insurance Company ("Clarendon"), the one customer/creditor which did not participate in the restructuring transaction previously announced by Warner on March 4, 1996. These securities represent the original portions, together with $112,500 in cash, allocated to Clarendon in the restructuring transaction if they had participated. Warner has now settled with Clarendon for a cash payment of $1.6 million;

                    (iii) the assignment to SIL of the rights Warner retained in the restructuring transaction to repurchase, for a period of six months, 1,628,100 shares of the Warner Common Stock issued in the restructuring transaction (50% of the total shares issued in the restructuring transaction) at a cash purchase price equal to the greater of $3.00 or 50% of the then market price of a share of Warner Common Stock and five-year warrants to acquire 776,562 shares of Warner Common Stock (50% of the total warrants issued in the restructuring transaction) at $2.00 per share at a purchase price of $1.00 per warrant. SIL has agreed to acquire the warrants within 30 days and to exercise such warrants within 5 days of their acquisition, resulting in Warner receiving an additional $1,553,124 which will be used for working capital; and

                    (iv) the grant by Care to Warner of an exclusive license for the Care software system for use in the workers' compensation and group health claims administration markets in Canada, Mexico and Central and South America. Clients using the Care Software within the U.S. include K-MART, Nabisco, Publix SuperMarkets Inc., City of Houston and Houston Independent Schools Districts. In exchange for this license, Warner will issue to Care an additional 2,500,000 shares of Warner Common Stock. If during the three years after closing, this license results in $5,000,000 or more in revenues by Warner, then the shares will be fully earned. Otherwise, depending upon the level of revenue reached, Warner will have the right to repurchase portions of the shares at $.01 per share based upon the level of revenues actually achieved. Under certain circumstances, based upon aggregate net sales in excess of $10,000,000 from a maximum of two separate sales during such three year period, Warner may be required to grant to Care additional five-year warrants to buy an additional 1,000,000 shares of Warner Common Stock at $2 per share.

          SIL and Care are controlled by The Care Trust, a Jersey, Channel Islands Discretionary Settlement, the beneficiaries of which are the family interests of Mark D. Johnston, which Discretionary Settlement is the majority shareholder of Care. As a result of these transactions, SIL and Care together will own, in the aggregate, approximately 28% of Warner's then outstanding Common Stock. Additionally, Mark Donald Johnston of Monaco, will join the Board of Directors of Warner at its next meeting.

          COVER-ALL intends to utilize the Care software system together with its own premium and policy issuance software which it is developing to create a "24 hour" product which will put COVER-ALL on firm ground to enter the workers' compensation/healthcare marketplace on an international basis. Alfred J. Moccia, President and Chief Executive Officer of Warner, stated that "... the stock purchase and licensing transactions with SIL and Care will provide Warner with a significant cash infusion as well as enable COVER-ALL to enter the healthcare software applications market. The combination of the COVER-ALL TAS 2000 technology, will offer an attractive solution to the administrative processing needs in the international marketplace."

          COVER-ALL is a provider of state-of-the-art computer products for the property casualty insurance industry specializing in strategic insurance software solutions and development tools for rating, coding and issuing policies, as well as administering client claims, direct billing, agency billing, client billing, agencies, general ledger, and statistical and financial reporting utilizing the latest client-server, relational database technology. COVER-ALL continues to receive strong inquiry about its newly developed client-server based administration modules and tools that have been developed utilizing ORACLE-based products.

          Warner Common Stock is currently quoted on the OTC Bulletin Board under the symbol "WISI."


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                           Warner Insurance Services, Inc.